Exhibit 99.1

CEC Entertainment Announces Temporary Closure of In-Store Dining and Entertainment Rooms at Chuck E. Cheese and Peter Piper Pizza Restaurants Due to COVID-19
Safety Precautions
Brands Announce Enhanced Delivery, To-Go and Home Birthday Celebration Packages

IRVING, TEXAS - March 16, 2020 - CEC Entertainment announced today that it will temporarily suspend on-premise dining, entertainment and arcade rooms at all company-operated Chuck E. Cheese and Peter Piper Pizza restaurants as a safety precaution in response to the COVID-19 pandemic. These temporary closings will take place at end of business today through March 31, 2020, at which time the Company will re-evaluate and determine when its restaurants will begin to reopen.
Both Peter Piper Pizza and Chuck E. Cheese will remain open for carry-out orders. Chuck E. Cheese continues to offer delivery via third-party services: DoorDash, Uber Eats and GrubHub. Peter Piper Pizza offers delivery via DoorDash and Uber Eats. In addition, starting Wednesday, March 18, Chuck E. Cheese will debut new value-priced family packages for pick-up or delivery including two birthday party celebration packages that will enable guests to bring home pizza, cake and goodie bags for at-home birthday celebrations. Peter Piper Pizza will offer family value bundles and birthday celebration packages available for carry-out.
The Company has also made available resources for at-home play including two kid safe Chuck E. Cheese game apps, available via the App Store, where kids can win virtual tickets to redeem when stores re-open. Chuck E. Cheese also has song and dance videos on YouTube Kids with audio versions available on Spotify and Podcast.
Any booked birthday party or group event may be rescheduled and the Company will refund any deposit through March 31. To reschedule Chuck E. Cheese events, guests should contact their local restaurant or call the number on their email confirmation. To reschedule Peter Piper Pizza events, guests should contact their local restaurant.
Additionally, the Company’s CEO, David McKillips, has committed to donate his salary for the next three months to the Company’s 501(c)(3) non-profit employee relief fund, CEC Cares, which provides grants to CEC employees in times of severe financial need. For more information about the fund, visit https://tulsacf.org/ceccares/.

About CEC Entertainment, Inc.
CEC Entertainment is the nationally recognized leader in family entertainment and dining with both its Chuck E. Cheese and Peter Piper Pizza restaurants. As the place where over half a million happy birthdays are celebrated every year, Chuck E. Cheese’s goal is to create positive, lifelong memories for families through entertainment, food and play. Committed to providing a fun, safe environment, Chuck E. Cheese helps protect families through industry-leading programs such as

Kid Check®. As a strong advocate for its local communities, Chuck E. Cheese has donated more than $16 million to schools through its fundraising programs and supports its national charity partner, Boys and Girls Clubs of America. Peter Piper Pizza, with its neighborhood pizzeria feel, features dining, entertainment and carryout. The solution to ‘the family night out’, Peter Piper Pizza takes pride in delivering quality food and fun that reconnects family and friends. With a bold design and contemporary layout, an open kitchen revealing much of their handcrafted food preparation, the latest technology and games, and beer and wine for adults; Peter Piper Pizza restaurants appeal to parents and kids alike. As of December 31, 2019, the Company and its franchisees operate a system of 612 Chuck E. Cheese restaurants and 129 Peter Piper Pizza stores, with locations in 47 states and 16 foreign countries and territories. For more information, visit our website or connect with us on social media.

For questions please contact:
Sara Koerner
Current Global
SKoerner@currentglobal.com
312-935-1223

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